Exhibit 4.7
TERM-SHEET OF THE STAND-BY LETTER OF CREDIT FACILITIES, DATED
DECEMBER 14, 2005, ENTERED INTO BY SCOR AND SCOR VIE,
RESPECTIVELY, WITH CALYON AND CAISSE RÉGIONALE DE CRÉDIT
AGRICOLE MUTUEL DE PARIS ET D’ILE-DE-FRANCE
The following summary describes the material terms of the above-mentioned agreements as of the date of filing of SCOR’s Annual Report on Form 20-F for the year ended December 31, 2005.
On December 14, 2005, each of SCOR and SCOR VIE respectively entered into a stand-by letter of credit facility in a maximum amount of USD 100,000,000 (one hundred million American dollars) with CALYON and Caisse Régionale de Crédit Agricole Mutuel de Paris et d’Ile de France.
Bank: CALYON.
Participating Bank: La Caisse Régionale de Crédit Agricole Mutuel de Paris et d’Ile de France.
Instructing Parties: SCOR/SCOR VIE.
Term: Expires December 31, 2008. Parties may extend the credit facility three months before the final expiration date, i.e. September 30, 2008.
Voluntary Termination: The Instructing Party may, with prior written notice sent to the Bank ten business days before the end of a quarter, renounce all or part of the available amount under the Instructing Party credit facility.
Fees: The agreement provides for the following fees to be paid by the concerned Instructing Party:
•	Non-utilization fee: 0.05% per year, payable quarterly, on the undrawn and uncancelled portion of the facility from January 4, 2006 until the Final Termination Date (not included).

•	Utilization fee: 0.10% per year, payable monthly, of the amount of each letter of credit issued (minimum of USD 300).

•	Flat fee: EUR 400 for each letter of credit issued.

•	Modification fee: EUR 300 for the modification of a letter of credit.
Main events of default (resulting in a suspension and the termination of the credit facilities):
•	Instructing Party’s failure to pay to the Bank any amounts due under the facility;

•	Instructing Party’s failure to pay any Debt;

•	Cross-default: An event of default occurs in relation to any Debt of more than EUR 50,000,000;

•	Any event of default occurs under the other Instructing Party credit facility;

•	Insolvency of the Instructing Party;

•	Attachments on assets with value in excess of EUR 30,000,000.
Instructing Party Undertaking:
•	Provide the Bank with annual and consolidated financial statements, six-months consolidated financial statements and quarterly consolidated financial statements along with, if applicable, external auditors’ reports;

•	Inform the Bank of any event constituting an event of default or a material adverse event, any change in the composition of the Board of Directors and the management structure, any merger or acquisition or transfer of assets (apport partiel d’actif);

•	To not carry out any merger, acquisition or transfer of assets, except with controlled entities, as defined under Article L.233-3 of the French Commercial Code.